Exhibit 2.4

                             SUBORDINATION AGREEMENT
                          (All Indebtedness and Liens)


             Holcroft L.L.C., a Delaware limited liability company of Livonia, Michigan ("Borrower") is indebted to the undersigned ("Creditor") in the principal sum of Two Million Two Hundred Eighteen Thousand Dollars ($2,218,000) evidenced by a promissory note dated October 10, 1997 which indebtedness is secured by a security interest in the property described in attached Exhibit "A", and Creditor is or may become financially interested in Borrower and desires to aid Borrower in obtaining or having continued financial accommodations, whether by way of loan, commitment to loan, discounting of instruments, extensions of credit or the obtaining of any other financial aid from Comerica Bank (the "Bank"), a Michigan banking corporation of 500 Woodward Avenue, Detroit, Michigan 48226.

             In order to induce the Bank to extend or to continue to extend financial accommodations to Borrower from time to time, whether by way of a loan, commitment to loan, discounting of instruments, extension of credit or otherwise and in consideration of any of these financial accommodations, Creditor agrees as follows:

        1. Any and all obligations and liabilities of Borrower to Creditor, including, without limit, principal and interest, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or to become due, now existing or later arising and whatever the amount and however evidenced including, without limit, the debt described above but excluding the Receivable Note executed by Borrower in favor of Creditor dated as of the date hereof in the original principal amount of $657,532.51 (the "Subordinated Indebtedness"), are subordinated in right of payment to any and all obligations and liabilities of Borrower to the Bank, including, without limit, principal and interest, whether accrued before or after the filing of a petition in bankruptcy or similar insolvency proceeding, and whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or to become due, now existing or later arising and however evidenced, together with all other sums due thereon and all costs of collecting the same (including, without limit, reasonable attorney fees) for which Borrower is liable (the "Senior Indebtedness").

        2.(a)Borrower may not make and Creditor may not receive (by way of voluntary payment, set-off, counterclaim or otherwise) any payment of principal, interest or any other any other amount due with respect to the Subordinated Indebtedness, if
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             at the time of such payment Creditor shall have received a notice from Bank of the occurrence of a default with respect to the Senior Indebtedness ("Default Notice"). Borrower may resume payments (and may make any payments missed due to application of the foregoing) and Creditor may receive such payments in respect of the Subordinated Indebtedness upon the earlier of (a) the cure or written waiver by Bank of such default or (b) 180 days shall have elapsed since the date the Default Notice was received by Creditor. In no event may Borrower make or Creditor receive any prepayment of the Subordinated Indebtedness without the consent of Bank, which consent may be withheld in the Bank's sole discretion.

        (b) Until the Senior Indebtedness is paid in full, Creditor shall not, without the prior written consent of Bank, take any Collection Action (as defined below) with respect to the Subordinated Indebtedness, except as permitted in the following sentence. After the passage of one hundred eighty
             (180) days from the occurrence of any payment default with respect to the Subordinated Indebtedness if such default shall not have been cured or waived within such period, then the Creditor may, upon five (5) business days' prior written notice to Bank accelerate the Subordinated Indebtedness or take other Collection Action. Such five-day notice may be given during the 180-day period described in the preceding sentence. Notwithstanding the foregoing, Creditor may file proofs of claim against the Borrower in any Proceeding involving the Borrower.

             "Collection Action" shall mean (a) to demand, sue for, take or receive from or on behalf of the Borrower, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Borrower with respect to the Subordinated Indebtedness, (b) to initiate or participate with others in any suit, action or proceeding against the Borrower to (i) enforce payment of or to collect the whole or any part of the Subordinated Indebtedness or
             (ii) commence judicial enforcement of any of the rights and remedies under the documents executed with respect to the Subordinated Indebtedness or applicable law with respect to the Subordinated Indebtedness or the documents executed in connection with the Subordinated Indebtedness, or (c) to accelerate any Subordinated Indebtedness.

        (c) Creditor shall not amend or modify any of the documents evidencing or relating to the Subordinated Indebtedness without the consent of Bank.

        3. All rights of Creditor in any collateral now or later securing the Subordinated Indebtedness are subordinated to
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             all rights of the Bank now or later existing in any of the same collateral securing the Senior Indebtedness. Creditor waives all rights to require the Bank to marshall the collateral for the Senior Indebtedness or any other property the Bank may at any time have as security for the Senior Indebtedness and waives all right to require the Bank to first proceed against any guarantor or other person before proceeding against such collateral. Creditor shall not contest the validity, priority or perfection of the Bank's security interest in any collateral in which the Creditor may also have an interest. The priorities of the Bank and the Creditor in such collateral shall be in accordance with this Agreement, regardless of whether the Bank's security interest or lien in such collateral is valid or perfected. Bank may take action to foreclose or otherwise realize upon, or protect its interest in, the collateral, in accordance with its agreements with the Borrower, at any time, without the consent of Creditor, and Creditor agrees not to interfere in a manner which would defeat the purpose of this Agreement in connection therewith. Bank agrees to provide Creditor with notice of such foreclosure or other realization upon its collateral. So long as any part of the Senior Indebtedness is outstanding, if Bank has agreed to release its security interest in any of the collateral in connection with the realization of any of its rights with respect to such collateral, Bank is hereby authorized as Creditor's attorney in fact to execute releases and discharges of Creditor's liens and security interests in such collateral provided that Bank is releasing or discharging Bank's security interest in such collateral as part of the same transaction and provided that Bank gives Creditor five days prior written notice of such release during which such five day period Creditor does not sign and deliver to Bank any such releases or discharges.

        4. In the event of any Proceeding (as defined below) involving the Borrower, (a) all Senior Indebtedness first shall be paid in full before any payment of or with respect to the Subordinated Indebtedness shall be paid; (b) any payment or distribution, whether in cash, property or securities which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Indebtedness, shall be paid or delivered directly to Bank (to be held and/or applied by Bank in accordance with the terms of the Senior Indebtedness) until all Senior Indebtedness is paid in full; (c) Creditor agrees to execute and deliver to Bank or its representative all such further instruments reasonable requested by Bank confirming the authorization referred to in the foregoing clause (b); and (d) Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Indebtedness in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints Bank its agent and
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             attorney-in-fact to (i) execute, verify, deliver and file
             such proofs of claim upon the failure of Creditor promptly to do so (and, in any event, prior to 10 days before the expiration of the time to file any such proof) and (ii) vote such claim in any such Proceeding upon the failure of Creditor to do so prior to 10 days before the expiration of the time to vote and such claim; provided, however, that Bank shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that Bank votes any claim in accordance with the authority granted hereby, Creditor shall not be entitled to change or withdraw such vote.

             "Proceeding" shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of Borrower.

        5. Should any payment, distribution or security or proceeds from these be received by Creditor upon or with respect to the Subordinated Indebtedness prior to the satisfaction in full of the Senior Indebtedness which is not permitted by the terms of this Agreement, Creditor shall immediately deliver same to the Bank in the form received (except for endorsement or assignment by Creditor where required by the
             Bank), for application on the Senior Indebtedness (whether or not then due and in such order of maturity as Bank elects) and, until so delivered, the same shall be held in trust by Creditor as the property of the Bank. In the event of the failure of Creditor to make this endorsement or assignment and if such failure remains uncured for fifteen
             (15) days following written notice thereof from Bank to Creditor, the Bank or any Bank employee is irrevocably authorized and appointed as attorney-in-fact for Creditor to make the same.

        6. Creditor represents and warrants that it has not made or permitted to be made any assignment or transfer, for collateral purposes or otherwise, of the Subordinated Indebtedness or any collateral or other security for the Subordinated Indebtedness. Creditor shall not make or permit any assignment, transfer, pledge or disposition of all or any part of the Subordinated Indebtedness or any collateral or other security for the Subordinated Indebtedness while any Senior Indebtedness remains unpaid except upon five (5) days prior written notice to Bank and unless the assignee or transferee has agreed in a writing acceptable to the Bank to be bound by the terms of this Agreement. Until the Senior Indebtedness is paid in full, each instrument evidencing any
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             Subordinated Indebtedness shall at all times contain in a
             conspicuous manner the following legend:

             "This Note and the indebtedness evidenced hereby are subordinate in the manner and extent set forth in that certain Subordination Agreement dated as of October 10, 1997 among Thermo Terratech, Inc., Comerica Bank and Holcroft L.L.C. to the indebtedness owed by Holcroft L.L.C. to Comerica Bank and each holder of this Note, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement."

        7. Possession by the Bank of any note or other evidence of indebtedness made, endorsed or guaranteed by Borrower shall be conclusive evidence (but not the only means of establishing) that Borrower is indebted to the Bank and that this indebtedness is covered by this Agreement.

        8. This Agreement constitutes a continuing agreement of subordination and shall remain in full force and effect until such time as all of the Senior Indebtedness has been paid in full, each commitment on the part of Bank to extend credit to Borrower has been terminated and all letters of credit issued by Bank for the account of Borrower have expired.

        9. Creditor waives notice of acceptance of this Agreement and presentment, demand, protest, notice of protest, dishonor, notice of dishonor, notice of default and diligence in collecting any Senior Indebtedness, and agrees that the Bank may modify the terms of borrowing, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any part or all of any Senior Indebtedness, or permit Borrower to incur additional Senior Indebtedness, all without notice to Creditor and without affecting in any manner the Bank's rights or Creditor's obligations under this Agreement. Creditor further waives any and all other notices to which Creditor might otherwise be entitled. Creditor acknowledges and agrees that the Bank's rights under this Agreement are not conditioned upon pursuit by the Bank of any remedy the Bank may have against the Borrower or any other person or any other security. The absence of Borrower's signature at the end of this Agreement shall in no way impair or affect the validity of this Agreement.

        10. Creditor delivers this Agreement based solely on Creditor's independent investigation of (or decision not to investigate) the financial condition of the Borrower and is not relying on any information furnished by the Bank. Creditor assumes full responsibility for obtaining any further information concerning the Borrower's financial condition, the status of the Senior Indebtedness or any other matter which Creditor may deem necessary or
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             appropriate now or later. Creditor waives any duty on the
             part of the Bank, and agrees that Creditor is not relying upon nor expecting the Bank to disclose to Creditor any fact now or later known by the Bank, whether relating to the operations or condition of the Borrower, the existence, liabilities or financial condition of any guarantor of the Senior Indebtedness, the occurrence of any default with respect to the Senior Indebtedness, or otherwise, notwithstanding any effect such fact may have upon Creditor's risk or Creditor's rights against the Borrower. Creditor knowingly accepts the full range of risk encompassed in this Agreement, which risk includes, without limit, the possibility that the Borrower may incur Senior Indebtedness to the Bank after the financial condition of the Borrower, or its ability to pay Borrower's debts as they mature, has deteriorated.

        11. Creditor represents that: (a) the Bank has made no representation to Creditor as to the creditworthiness of the Borrower; and (b) Creditor has established adequate means of obtaining from the Borrower on a continuing basis financial and other information pertaining to the Borrower's financial condition. Creditor agrees to keep adequately informed of any facts, events, or circumstances which might in any way affect the risks of Creditor under this Agreement.

        12. The Bank, in its sole discretion, without notice to Creditor, may release, exchange, enforce and otherwise deal with any security now or later held by the Bank for payment of the Senior Indebtedness or release any party now or later liable for payment of the Senior Indebtedness without affecting in any manner the Bank's rights under this Agreement. Creditor acknowledges and agrees that the Bank has no obligation to acquire or perfect any lien on or security interest in any asset(s), whether realty or personalty, to secure payment of the Senior Indebtedness.

        13. If after receipt of any payment of all or any part of the Senior Indebtedness, the Bank is for any reason compelled to surrender the payment to any person or entity, because the payment is determined to be void or voidable as a preference, impermissible setoff, diversion of trust funds or for any other reason, then to the extent of that payment, the Senior Indebtedness shall be automatically revived and the Bank's rights under this Agreement shall be automatically continued in effect without reduction or discharge for that payment, and this Agreement shall automatically continue in full force notwithstanding any contrary action which may have been taken by the Bank in reliance upon that payment (including, without limit, surrender or termination of this Agreement) and any contrary action so taken shall be without prejudice to the Bank's rights under this Agreement and shall be deemed to have been
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             conditioned upon that payment having become final and
             irrevocable.

        14. Creditor waives any right to require the Bank to: (a) proceed against any person, including without limit the Borrower; (b) proceed against or exhaust any security held from the Borrower or any other person; (c) pursue any other remedy in the Bank's power; or (d) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any obligations or evidences of Senior Indebtedness held by the Bank as security, in connection with any other obligations or evidences of Senior Indebtedness which continues in whole or in part as the Senior Indebtedness, or in connection with the creation of new or additional Senior Indebtedness.

        15. Creditor acknowledges that the Bank has the right to sell, assign, transfer, negotiate or grant participations or any interest in, any or all of the Senior Indebtedness and any related obligations, including without limit this Agreement.

        16. No waiver or modification of any of its rights under this Agreement shall be effective unless the waiver or modification shall be in writing and signed by an authorized officer on behalf of the Bank, and each waiver or modification shall be a waiver or modification only with respect to the specific matter to which the waiver or modification relates and shall in no way impair the rights of the Bank or the obligations of Creditor to the Bank in any other respect.

        17. Creditor waives notice of acceptance by the Bank of this Agreement and this Agreement is immediately binding upon Creditor.

        18. This Agreement shall bind and be for the benefit of Creditor and the Bank and their respective successors and assigns, and shall be construed according to the laws of the State of Michigan.

        19. The term "Borrower", as used in this Agreement, includes any person, corporation, partnership or business entity which succeeds to the interests or business of the Borrower named above, and the terms "Senior Indebtedness" and "Subordinated Indebtedness" include indebtedness of any successor Borrower to the Bank and Creditor.

        20. If this Agreement is executed by two or more persons, it shall bind each of them individually as well as jointly.

        21. Creditor agrees to reimburse the Bank for any and all costs and expenses (including, without limit, court costs, legal
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             fees, and reasonable attorney fees whether inside or outside counsel is used, whether or not suit is instituted and, if instituted, whether at the trial or appellate level, in a bankruptcy, probate or administrative proceeding, or otherwise) incurred in enforcing any of the duties and obligations of Creditor under this Agreement but only to the extent such costs or expenses are incurred as a result of a breach by Creditor of the terms and provisions of this Agreement which breach remains uncured for fifteen (15) days after written notice thereof by Bank to Creditor.

             THE UNDERSIGNED AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

             IN WITNESS WHEREOF, Creditor has caused this Agreement to be executed as of the 10th day of October, 1997.


                                           CREDITOR:

        WITNESS(ES):                       THERMO TERRATECH INC.


        /s/ Cheryl Norden                  /s/ John P. Appleton

        /s/ Christine Leonard              Chief Executive Officer


                                           CREDITOR'S ADDRESS:


                                           81 Wyman Street

                                           Waltham, MA 02254



                                           COMERICA BANK:


                                           /s/ Michael Stapleton

                                           Vice President

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                            Borrower's Acknowledgment

             Holcroft L.L.C. ("Borrower"), accepts notice of subordination created by this Agreement and agrees that it will take no action inconsistent with this Agreement and that, except with the prior written approval of Bank, no payment or distribution shall be made by Borrower on or with respect to the Subordinated Indebtedness, so long as this Agreement remains in effect. Borrower agrees that the Bank may, at its option, without notice and without limiting Bank's other rights, upon any breach by Creditor of, or purported termination by the Creditor of, this Agreement, declare all Senior Indebtedness to be immediately due and payable and/or terminate any commitments of Bank to Borrower.


                                 BORROWER:

                                           HOLCROFT L.L.C.

                                           By:  Holcroft Technologies
                                                L.P., Sole Member of
                                                Holcroft L.L.C.

                                           By:  Holcroft Management,
                                                Inc., General Partner of
                                                Holcroft  Technologies
                                                L.P.


                                           By: /s/ Scott M. Murray

                                           Its: President


                                           Dated: October 10, 1997
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                                    EXHIBIT A

             All of the Debtor's now owned or hereafter acquired: (i) inventory; (ii) accounts, contract rights, chattel paper, documents and instruments; (iii) technology or know-how; (iv) other general intangibles, including but not limited to trademarks, patent rights, copyrights, goodwill, records, computer programs and rights in premises used in the conduct of Debtor's business; (v) equipment, including but not limited to all vehicles, machinery, tools, furniture and fixtures; and (vi) other personal property of every kind, including tax refunds or interests in the claims under policies of insurance; and all products and proceeds of the foregoing, including insurance proceeds.